      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998



                                                      REGISTRATION NO. 333-52609

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        THE ESTEE LAUDER COMPANIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    2844                                   11-2408943
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 572-4200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              SAUL H. MAGRAM, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                    Please send copies of communications to:

                  JEFFREY J. WEINBERG, ESQ.                                          JEAN E. HANSON, ESQ.
                      AKIKO MIKUMO, ESQ.                                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                  WEIL, GOTSHAL & MANGES LLP                                          ONE NEW YORK PLAZA
                       767 FIFTH AVENUE                                            NEW YORK, NEW YORK 10004
                   NEW YORK, NEW YORK 10153                                             (212) 859-8000
                        (212) 310-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ('Securities Act'), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                          ADDITIONAL         PROPOSED        ADDITIONAL PROPOSED            AMOUNT
         TITLE OF EACH CLASS             AMOUNT TO BE    MAXIMUM OFFERING     MAXIMUM AGGREGATE          OF ADDITIONAL

    OF SECURITIES TO BE REGISTERED        REGISTERED     PRICE PER UNIT(1)    OFFERING PRICE(1)     REGISTRATION FEE(1)(2)
Class A Common Stock, par value $.01
  per share(3)........................      247,165           $63.00             $15,571,395                $4,594



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares as reported on the NYSE on May 15, 1998.



(2) On May 14, 1998, a registration fee of $184,897 was paid with respect to 9,651,515 shares of the Class A Common Stock.



(3) In addition to the 9,651,515 shares previously registered. The shares of Class A Common Stock being registered pursuant to this Registration Statement include up to 5,263,030 shares that may be delivered upon the exchange of the Estee Lauder Automatic Common Exchange Securities registered on a separate registration statement on Form N-2 (Registration Nos. 333-50597 and 811-08761). The number of shares of Class A Common Stock that may be delivered pursuant to the terms of the Estee Lauder Automatic Common Exchange Securities is subject to adjustment in accordance with Rule 416.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement relates to up to 4,031,000 shares (or 4,635,650 shares if the Underwriters' over-allotment option is exercised in full) of Class A Common Stock, par value $.01 per share, of The Estee Lauder Companies Inc. (the 'Class A Common Stock') that will be offered for sale directly to the public (the 'Class A Common Stock Offering'), and up to 4,576,548 shares (or 5,263,030 shares if the Underwriters' over-allotment option is exercised in full) of Class A Common Stock that may be delivered by the Estee Lauder Automatic Common Exchange Security Trust (the 'TRACES Trust'), a non-diversified closed-end management investment company, to holders of Automatic Common Exchange Securities of the TRACES Trust (the 'Automatic Common Exchange Securities') upon exchange of the Automatic Common Exchange Securities. The Automatic Common Exchange Securities are being offered pursuant to a separate prospectus of the TRACES Trust (the 'Trust Prospectus') included in a registration statement on Form N-2 (Registration Nos. 333-50597 and 811-08761).



     This Registration Statement contains three forms of prospectus: one to be used in connection with a United States Class A Common Stock Offering, one to be used in a concurrent international Class A Common Stock Offering, and one to be attached to the Trust Prospectus. The prospectuses for the United States and international Class A Common Stock Offerings will be identical in all respects except the front and back cover pages and the section entitled 'Underwriting' and except that the international prospectus contains an additional section entitled 'Certain United States Tax Consequences to Non-United States Holders'. Pages to be included in the international prospectus and not the U.S. prospectus are marked 'Alternate Pages for International Prospectus'. The prospectus to be attached to the Trust Prospectus will be identical to the one used for the United States Class A Common Stock Offering except for the front and back cover pages and except that the Trust Prospectus contains additional sections entitled 'Plan of Distribution' and 'Trust Prospectus' and does not contain a section entitled 'Underwriting'.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MAY 20, 1998

                                4,031,000 Shares

                                    [LOGO]

                        The Estee Lauder Companies Inc.

                              Class A Common Stock
                           (par value $.01 per share)

                             ----------------------

    Of the 4,031,000 shares of Class A Common Stock being offered, 3,224,800 shares are being offered hereby in the United States and 806,200 shares are being offered in a concurrent international offering outside the United States (the 'Offerings'). The public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See 'Underwriting'. All of the shares of Class A Common Stock offered in the Offerings are being sold by the Selling Stockholders named herein. See 'Selling Stockholders'. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. The Company's Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes. See 'Description of Capital Stock'. After consummation of the Offerings, members of the Lauder family will own shares of Class A Common Stock and Class B Common Stock having 94.6% of the outstanding voting power of the Company's Common Stock.



    In addition to the Offerings, the TRACES Stockholders named herein are offering up to 4,576,548 shares (or up to 5,263,030 shares if the underwriters' over-allotment option is exercised in full) of Class A Common Stock that may be delivered by the Estee Lauder Automatic Common Exchange Security Trust (the 'TRACES Trust') to holders of Automatic Common Exchange Securities of the TRACES Trust (the 'Automatic Common Exchange Securities') upon exchange of such securities on the Exchange Date as defined in the prospectus of the TRACES Trust (the 'Trust Prospectus'). See 'TRACES Stockholders'. The respective closings of the offerings of the Class A Common Stock and the Automatic Common Exchange Securities are not dependent on one another. See 'Underwriting'. The Company will not receive any proceeds from the sales of the Automatic Common Exchange Securities or shares of the Class A Common Stock.



    The last reported sale price of the Class A Common Stock, which is listed under the Symbol 'EL', on the New York Stock Exchange on May 19, 1998, was $63 1/4 per share. See 'Price Range of Common Stock and Dividends'.


                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                           Initial Public             Underwriting             Proceeds to Selling
                                           Offering Price             Discount (1)              Stockholders (2)
                                           --------------             ------------             -------------------
Per Share...............................                $                        $                            $
Total(3)................................                $                        $                            $

------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $       payable by the Selling
    Stockholders.

(3) The Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 604,650 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Selling
    Stockholders will be $       , $       and $       , respectively. See
    'Underwriting'.


                             ----------------------


    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of The Depository Trust
Company in New York, New York, on or about June   , 1998, against payment

therefor in immediately available funds.


Goldman, Sachs & Co.
                  Merrill Lynch & Co.
                                    J.P. Morgan & Co.
                                                    SBC Warburg Dillon Read Inc.

                             ----------------------

                 The date of this Prospectus is June   , 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OFFERED HEREBY INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                            ------------------------

     Some of the information presented in or in connection with or incorporated by reference in the Prospectus constitutes 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company's expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions and general optimism about future operating results. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include, without limitation: (i) increased competitive activity from companies in the skin care, makeup, hair care and fragrance businesses, some of which have greater resources and broader distribution channels than the Company; (ii) consolidations and restructurings in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry or ownership of retailers by the Company's competitors; (iii) social, political and economic risks to the Company's foreign manufacturing and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States; (iv) changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, the Company in the United States and abroad; (v) foreign currency fluctuations affecting the Company's results of operations and value of its foreign assets, the relative prices at which the Company and foreign competitors sell their products in the same market and the Company's operating and manufacturing costs outside of the United States; (vi) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the

Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories); (vii) changes in product mix to ones which are less profitable; and (viii) the ability of the Company and third parties, including customers or suppliers, to adequately address Year 2000 issues. The Company assumes no responsibility to update forward looking statements made herein or otherwise.

                            ------------------------


     Unless otherwise indicated, (i) references to the 'Company' refer to The Estee Lauder Companies Inc., a Delaware corporation, and its subsidiaries and
(ii) references to a fiscal year refer to the fiscal year of the Company which ends on June 30 of each year. The Company's Class A Common Stock, par value $.01 per share (the 'Class A Common Stock'), and Class B Common Stock, par value $.01 per share (the 'Class B Common Stock'), are sometimes collectively referred to in this Prospectus as the 'Common Stock'.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The Class A Common Stock is listed on the New York Stock Exchange ('NYSE'), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

          (ii) the Company's Unaudited Quarterly Reports on Form 1O-Q for the fiscal quarters ended September 30, 1997, December 31, 1997 and March 31, 1998;

          (iii) the Company's Current Report on Form 8-K dated November 18,
     1997;

          (iv) the Company's Current Report on Form 8-K dated December 1, 1997; and


          (v) the description of the Class A Common Stock contained in the Company's registration statement, dated November 8, 1995, on Form 8-A.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests should be directed to Investor Relations Department, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY 10153, telephone number (212) 572-4184.

                                  THE COMPANY

     The Estee Lauder Companies Inc., founded in 1946 by Estee and Joseph Lauder, is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 100 countries and territories under the following well-recognized brand names: Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown essentials, jane and Aveda. The Company is also the global licensee for fragrances and cosmetics for the Tommy Hilfiger, Donna Karan New York and DKNY brands. Each brand is distinctly positioned within the cosmetics market.


     The Company has been a pioneer in the cosmetics industry and believes it is a leader in the industry due to the global recognition of its brand names, its leadership in product innovation, its strong market position in key geographic markets and the consistently high quality of its products. The Company sells its products principally through limited distribution channels to complement the images associated with its brands. These channels, encompassing over 8,500 points of sale, consist primarily of upscale department stores, specialty retailers, upscale perfumeries and pharmacies and, to a lesser extent, free-standing company stores, stores on cruise ships, in-flight and duty free shops in airports and cities. The Company believes that its strategy of pursuing limited distribution strengthens its relationships with retailers, enables its brands to be among the best selling product lines at the stores and heightens the aspirational quality of the Company's brands. With the acquisitions of jane and Aveda in fiscal 1998, the Company has broadened its distribution to include new channels, namely self-select outlets and salons.

     The Company manufactures and sells a wide variety of skin care, makeup, fragrance and hair care products. Given the generally personal nature of the Company's products and the wide array of consumer preferences and tastes, as well as the competition for the attention of the end consumer, the Company's strategy has been to market and promote its products through distinctive brands seeking to address broad preferences and tastes. Each brand has a single global image that is promoted with consistent logos, packaging and advertising designed to enhance its image and differentiate it from other brands.

     ESTEE LAUDER--Estee Lauder brand products, which have been sold since 1946, are positioned as luxurious, classic and aspirational. The Company believes that Estee Lauder brand products are technologically advanced and innovative and have a worldwide reputation for excellence. The broad product line principally consists of skin care, makeup and fragrance products which are presented in high quality packaging.

     CLINIQUE--First introduced by the Company in 1968, Clinique's skin care and makeup products are all allergy tested and 100% fragrance free and have been designed to address individual skin types and needs. The products are based on the research and related expertise of leading dermatologists. Clinique's skin care products are marketed as part of the Three-Step System: Cleanse, Exfoliate, Moisturize.

     ARAMIS--The Company pioneered the marketing of prestige men's grooming and skin care products and fragrances with the introduction of Aramis products in 1964. Aramis continues to offer one of the broadest lines of prestige men's products and has extended the line to include fragrances for women.

     PRESCRIPTIVES--The Company developed and introduced Prescriptives in 1979. Prescriptives is positioned as a color authority with an advanced collection of highly individualized products primarily addressing the makeup and skin care needs of contemporary women with active lifestyles. The products are characterized by simple concepts, minimalist design and an innovative image, and through a system of color application and extensive range of makeup shades, accommodate a diverse group of consumers.

     ORIGINS--Origins, the Company's most recent internally-developed brand, was introduced in 1990. It is positioned as a plant-based cosmetics line of skin care, makeup and sensory therapy products that combine time-tested botanical ingredients with modern science to promote total well-being. In addition to traditional retail counters, Origins sells its products in 26 Origins stores and an Origins Spa and has opened over 200 stores-within-stores, which are designed to replicate the Origins store environment within a department store.

     TOMMY HILFIGER--The Company has an exclusive global license arrangement to develop and market a line of men's and women's fragrances and cosmetics under the Tommy Hilfiger brand. In 1995, the Company launched a men's fragrance, 'tommy,' with cologne and aftershave products, and in the fall of 1996, launched a women's fragrance, 'tommy girl.' In March 1998, the Company introduced the Hilfiger Athletics men's fragrance.


     M.A.C--The Company acquired a majority equity interest in Make-Up Art Cosmetics Limited ('M.A.C') and was appointed the exclusive distributor of M.A.C products outside the United States and Canada in December 1994. The Company completed its acquisition of the remaining interests it did not own in March 1997 and February 1998. M.A.C products comprise a broad line of color-oriented, professional cosmetics and professional makeup tools targeting make-up artists and fashion-conscious consumers. The products are sold through a limited number of department and specialty stores and stand-alone M.A.C stores.


     BOBBI BROWN ESSENTIALS--In October 1995, the Company acquired the Bobbi Brown essentials ('Bobbi Brown') line of color cosmetics, professional makeup brushes and skin care products. Bobbi Brown products are manufactured to the Company's specifications by third parties and sold through a limited number of department and specialty stores. In March 1998, the brand introduced its first fragrance, 'bobbi.'

     JANE--In October 1997, the Company acquired Sassaby, Inc., the owner of the jane brand of color cosmetics targeted to the young consumer market. jane products are currently distributed only in the United States through the self-select distribution channel.

     DONNA KARAN COSMETICS--In November 1997, the Company obtained the exclusive global license to develop and market a line of fragrances and other cosmetics under the Donna Karan New York and DKNY trademarks. The Company is continuing to market and sell certain products that were originally sold by The Donna Karan Company and has started to develop concepts for future introductions.

     AVEDA--The Company acquired the Aveda business in December 1997. Aveda, a prestige hair care leader, is a manufacturer and marketer of plant-based hair, skin, makeup and body care products that use the science of flower and plant aromatherapy. The products are principally sold by the Company through third-party distributors and are available in salons and stand-alone Aveda Lifestyle stores.

     In addition to the foregoing brands, the Company also manufactures and sells Creme de la Mer, a skin care product, and two fragrances under the Kiton name. These products are marketed separately from the Company's other brands.


     The Company has been controlled by the Lauder family since its founding. Members of the Lauder family, some of whom are directors, executive officers and/or employees of the Company, beneficially own, directly or indirectly, as of May 18, 1998, shares of Class A Common Stock and Class B Comon Stock having approximately 95.3% of the outstanding voting power of the Company's Common Stock.



     The Company's principal executive offices are located at 767 Fifth Avenue,

New York, New York 10153. The telephone number at that location is (212)
572-4200.


                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sales of the shares of Class A Common Stock or the Automatic Common Exchange Securities. All of the shares of Class A Common Stock being offered are beneficially owned by the Selling Stockholders and all of the shares deliverable upon exchange of the Automatic Common Exchange Securities are beneficially owned by the TRACES Stockholders.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     The Class A Common Stock is traded on the NYSE under the symbol 'EL'. The following table sets forth for the fiscal quarters indicated the high and low sales prices for the Class A Common Stock, as reported on the NYSE Composite Tape, and the dividends per share declared in respect of such quarters. The last reported sale price of the Class A Common Stock on May 19, 1998 was $63 1/4 per share.



                                                                                  MARKET PRICE
                                                                                       OF
                                                                                    CLASS A
                                                                                  COMMON STOCK
                                                                                 --------------         CASH
                                                                                 HIGH       LOW       DIVIDENDS
                                                                                 ----       ---       ---------
FISCAL 1997
First Quarter.................................................................   $47 1/2    $34 3/4      $.085
Second Quarter................................................................    53 1/2     42 3/8       .085
Third Quarter.................................................................    52 1/4     44 7/8       .085
Fourth Quarter................................................................    52 1/2     39 3/8       .085

FISCAL 1998
First Quarter.................................................................   $50 15/16  $44 3/4      $.085
Second Quarter................................................................    56 3/8     39          .085
Third Quarter.................................................................    69         48 1/2       .085
Fourth Quarter (through May 19, 1998).........................................    73 15/16   62 1/8       .085(1)



------------------
(1) The dividend with respect to the Common Stock is payable July 2, 1998 to holders of record on June 15, 1998.

     The Company expects to continue the payment of cash dividends in the future, but there can be no assurance that such payment of cash dividends will continue.


     As of May 15, 1998, there were approximately 2,500 record holders of Class A Common Stock and 12 record holders of Class B Common Stock.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following income statement and balance sheet information has been derived from the consolidated financial statements of the Company as of and for each of the years in the five-year period ended June 30, 1997 and as of and for the nine-month periods ended March 31, 1998 and March 31, 1997. This information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto incorporated herein by reference and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' See 'Incorporation of Certain Documents by Reference.' The results of interim periods are not necessarily indicative of results that may be expected for the full year.

                                   NINE MONTHS ENDED
                                       MARCH 31,                             YEAR ENDED JUNE 30,
                                  --------------------    ---------------------------------------------------------
                                    1998        1997        1997        1996         1995        1994        1993
                                  --------    --------    --------    --------     --------    --------    --------
                                      (UNAUDITED)        (IN MILLIONS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales......................   $2,773.0    $2,605.7    $3,381.6    $3,194.5     $2,899.1    $2,576.4    $2,447.7
Gross profit...................    2,144.2     2,021.0     2,616.5     2,463.5      2,224.3     1,956.1     1,855.2
Operating income...............      331.7       296.1       359.1       310.3        230.9       175.8       149.9
Earnings before income taxes,
  minority interest and
  accounting changes...........      329.5       297.3       362.9       313.0        233.0       173.2       145.1
Earnings before accounting
  changes......................      192.8       160.9       197.6       160.4        121.2        93.0        76.4
Net earnings(a)................      192.8       160.9       197.6       160.4        121.2        93.0        62.9
Preferred stock dividends......       17.6        17.6        23.4        57.5         25.3        23.0        18.3
Net earnings attributable to
  common stock.................      175.2       143.3       174.2       102.9         95.9        70.0        44.6
Net earnings per common
  share(b):
  Basic........................       1.48        1.22        1.48        1.18(c)        --          --          --
  Diluted......................       1.46        1.21        1.47        1.17(c)        --          --          --
Weighted average common shares
  outstanding(b):
  Basic........................      118.4       117.5       117.7       116.3(c)        --          --          --
  Diluted......................      119.6       118.4       118.6       116.7(c)        --          --          --
Cash dividends declared per
  common share.................   $   .255    $   .255    $    .34    $    .17           --          --          --

                                                                             AT JUNE 30,
                                                       --------------------------------------------------------
                                                         1997        1996        1995        1994        1993

                                                       --------    --------    --------    --------    --------
                                            AT
                                         MARCH 31,
                                           1998
                                        -----------
                                        (UNAUDITED)                  (IN MILLIONS)
BALANCE SHEET DATA:
Working capital......................    $   577.9     $  551.6    $  467.5    $  469.6    $  422.7    $  368.7
Total assets.........................      2,483.9      1,873.1     1,779.4     1,701.4     1,453.2     1,304.3
Total debt...........................        412.3         31.1       127.5       194.0       170.4       167.2
Redeemable preferred stock...........        360.0        360.0       360.0       360.0          --          --
Stockholders' equity.................        673.8        547.7       394.2       335.1       577.7       508.0

------------------
(a) Net earnings for 1993 include a one-time charge of $13.5 million attributable to the cumulative effect of adopting Statement of Financial Accounting Standards ('SFAS') No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions,' and Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.'
(b) In December 1997, the Company adopted the provisions of SFAS No. 128, 'Earnings Per Share,' which requires the presentation of both Basic and Diluted earnings per common share. Consistent with the requirements of SFAS No. 128, net earnings per common share and weighted average common shares outstanding have been restated to conform with the provisions of SFAS No. 128 for all periods that such data is presented. See note (c) below.
(c) Due to the change in the capital structure effected by the Company's recapitalization in connection with the Company's initial public offering in fiscal 1996, historical share and per share data for periods prior to the fiscal year ended June 30, 1996 are not presented. Net earnings per common share and weighted average common shares outstanding for the year ended June 30, 1996 are reflected on a pro forma basis as if the recapitalization was effected at the beginning of fiscal 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The Company manufactures skin care, makeup, fragrance and hair care products which are distributed in over 100 countries and territories. The following tables set forth net sales by region and product category and operating income by region for the nine-month periods ended March 31, 1998 and 1997 and the fiscal years ended June 30, 1997, 1996 and 1995.

                                                       NINE MONTHS ENDED
                                                           MARCH 31,                YEAR ENDED JUNE 30,
                                                      --------------------    --------------------------------
                                                        1998        1997        1997        1996        1995
                                                      --------    --------    --------    --------    --------
                                                                           (IN MILLIONS)
    NET SALES
       BY REGION:
          The Americas:
            United States..........................   $1,614.0    $1,433.4    $1,814.7    $1,683.0    $1,492.4
            Other Americas.........................      101.2        96.2       124.7       116.4        87.3
                                                      --------    --------    --------    --------    --------
               Total Americas......................    1,715.2     1,529.6     1,939.4     1,799.4     1,579.7
          Europe, the Middle East & Africa.........      716.8       680.3       909.3       855.9       786.0
          Asia/Pacific.............................      341.0       395.8       532.9       539.2       533.4
                                                      --------    --------    --------    --------    --------
                                                      $2,773.0    $2,605.7    $3,381.6    $3,194.5    $2,899.1
                                                      --------    --------    --------    --------    --------
                                                      --------    --------    --------    --------    --------

       BY PRODUCT CATEGORY:
          Skin Care................................   $  931.9    $  969.8    $1,305.5    $1,287.3    $1,215.9
          Makeup...................................    1,009.8       961.9     1,253.4     1,131.6     1,003.3
          Fragrance................................      796.4       661.7       822.7       775.6       679.9
          Hair Care................................       34.9        12.3         --*         --*         --*
                                                      --------    --------    --------    --------    --------
                                                      $2,773.0    $2,605.7    $3,381.6    $3,194.5    $2,899.1
                                                      --------    --------    --------    --------    --------
                                                      --------    --------    --------    --------    --------

     OPERATING INCOME
       The Americas:
          United States............................   $  188.3    $  145.3    $  159.1    $  114.4    $   93.8
          Other Americas...........................       28.4        28.4        30.8        18.6         1.5
                                                      --------    --------    --------    --------    --------
            Total Americas.........................      216.7       173.7       189.9       133.0        95.3
       Europe, the Middle East & Africa............       98.7        88.9       122.7       115.5        72.2
       Asia/Pacific................................       16.3        33.5        46.5        61.8        63.4

                                                      --------    --------    --------    --------    --------
                                                      $  331.7    $  296.1    $  359.1    $  310.3    $  230.9
                                                      --------    --------    --------    --------    --------
                                                      --------    --------    --------    --------    --------

------------------
* The Company began reporting hair care products as a separate category for the quarter ended December 31, 1997 following its acquisition of Aveda. For the fiscal years ended June 30, 1997, 1996 and 1995, hair care products were included in the skin care and fragrance product categories.

     The following table sets forth certain consolidated statement of earnings data as a percentage of net sales:

                                                            NINE MONTHS
                                                               ENDED
                                                             MARCH 31,               YEAR ENDED JUNE 30,
                                                           --------------       -----------------------------
                                                           1998     1997        1997        1996        1995
                                                           -----    -----       -----       -----       -----
Net sales...............................................   100.0%   100.0%      100.0%      100.0%      100.0%
Cost of sales...........................................    22.7     22.4        22.6        22.9        23.3
                                                           -----    -----       -----       -----       -----
Gross profit............................................    77.3     77.6        77.4        77.1        76.7
                                                           -----    -----       -----       -----       -----
Selling, general and administrative expenses:
  Selling, general and administrative...................    64.5     65.2        65.8        66.2        67.5
  Related party royalties...............................     0.9      1.0         1.0         1.2         1.3
                                                           -----    -----       -----       -----       -----
                                                            65.4     66.2        66.8        67.4        68.8
                                                           -----    -----       -----       -----       -----
Operating income........................................    11.9     11.4        10.6         9.7         7.9
Interest income (expense), net..........................      --       --         0.1         0.1         0.1
                                                           -----    -----       -----       -----       -----
Earnings before income taxes and minority
  interest..............................................    11.9     11.4        10.7         9.8         8.0
Provision for income taxes..............................     4.8      4.8         4.5         4.3         3.7
Minority interest.......................................    (0.1)    (0.4)       (0.4)       (0.5)       (0.1)
                                                           -----    -----       -----       -----       -----
Net earnings............................................     7.0%     6.2%        5.8%        5.0%        4.2%
                                                           -----    -----       -----       -----       -----
                                                           -----    -----       -----       -----       -----

  NINE MONTHS ENDED MARCH 31, 1998 COMPARED WITH
    NINE MONTHS ENDED MARCH 31, 1997


     NET SALES. Net sales increased 6% or $167.3 million to $2,773.0 million for the nine months ended March 31, 1998 as compared with the same prior-year period, on the strength of new product launches, the global rollout of recent fragrance introductions and the continued solid performance of existing key products. The continuing strength of the U.S. dollar negatively impacted net sales for the current nine month period by approximately $102.4 million. Excluding the impact of foreign currency translation, net sales increased 10% for the nine months ended March 31, 1998. Net sales for the nine months ended March 31, 1998 include the sales of Sassaby and Aveda from the dates of their acquisitions, which were October 1997 and December 1997, respectively. The introduction of new products may have some cannibalization effect on sales of existing products, which is taken into account by the Company in its business planning. The Company's quarterly net sales are subject to seasonal fluctuations, particularly in the fragrance category.


     Net sales of skin care products decreased 4% or $37.9 million to $931.9 million, for the nine months ended March 31, 1998 as compared with the prior year. The continued strengthening of the U.S. dollar versus the Asian and European currencies affects skin care sales to a greater extent than makeup or fragrance sales since skin care sales in the Asian and European markets represent a larger portion of total sales than in the other markets. Excluding the impact of foreign currency translation, skin care sales for the nine months ended March 31, 1998 increased 1% as compared to the same prior-year period. Skin care sales were positively impacted by the recent launch of Diminish, Uncircle, Weather Everything, All About Eyes and Moisture In-Control, as well as the continued growth of existing products such as Salt Rub, Moisture On-Line and Verite. The comparison of the current year with the same prior-year period was impacted by the successful introductions of Fruition Extra and Lip Zone in the prior year and lower sales of Advanced Night Repair Recovery.

     Net sales of makeup products rose 5% or $47.9 million to $1,009.8 million for the current nine month period compared with the same prior-year period. Higher makeup product sales were due to the successful introduction of Two-In-One Eyeshadow, Superlast Cream Lipstick and Minute Makeup, as well as from recent launches of Blush All Day, Superbalanced Makeup, Quickliner For Lips and Double Wear Foundation. This increase was partially offset by lower sales of Long Last Lipstick and Lip Shaper. In addition, the current period comparisons were impacted by the launches of City Base Compact Foundation, Long Last Soft Shine Lipstick and Natural Finish Powder Makeup in the same prior-year period. Excluding the impact of foreign currency translation, makeup sales for the nine months ended March 31, 1998 increased 8% as compared with the same prior-year period.

     Net sales of fragrance products increased 20% or $134.7 million to $796.4 million for the nine months ended March 31, 1998 as compared with the same prior-year period. The increase is primarily attributable to the continued success of Lauder Pleasures For Men in the Americas, the domestic success and international launch of Clinique Happy, the introduction of Hilfiger Athletics and the ongoing worldwide success of 'tommy' and 'tommy girl'. This increase was partially offset by the impact of the successful European launch of Kiton in the same prior-year period, along with lower sales of White Linen Breeze, Havana Pour Elle and Knowing. Excluding the impact of foreign currency translation, fragrance sales for the nine months ended March 31, 1998 increased 25% as compared with the same prior-year period.

     Net sales of hair care products increased significantly as compared with the same prior-year period due to the inclusion of Aveda hair care product lines beginning December 1997.

     Sales in the Americas increased 12% or $185.6 million to $1,715.2 million for the nine months ended March 31, 1998 as compared with the same prior-year period. This increase is driven by sales of new products across all categories, sales related to new acquisitions and sales growth of existing fragrance and makeup products particularly in the United States. In Europe, the Middle East & Africa, net sales increased 5% or $36.5 million to $716.8 million for the current nine month period ended March 31, 1998 compared with the same prior-year period. For the nine months ended March 31, 1998, the increase was primarily the result of higher net sales in the United Kingdom, the distributor and travel retail businesses, South Africa, Belgium, and the inclusion of sales from the Company's European fragrance venture. These increases were partially offset by lower sales in Germany and France for the nine months ended March 31, 1998, as a result of the continued unfavorable impact of foreign currency translation. Excluding the impact of foreign currency translation, Europe, the Middle East and Africa sales would have increased 13% over the prior nine month period. Net sales in Asia/Pacific decreased 14% or $54.8 million to $341.0 million for the nine months ended March 31, 1998 compared with the same prior-year period. Lower sales in the region due to difficult retail environments combined with the continued decline in the Asian currencies against the U.S. dollar, particularly the Japanese yen, Thailand baht and Korean won resulted in the unfavorable comparisons with the prior-year periods. The Company anticipates that Asia/Pacific will continue to be a difficult market for the foreseeable future. The Company is confronting this challenge by aggressively introducing new skin care products as well as by launching its newer brands, MoAoC and Bobbi Brown, and by expanding Origins. Excluding the impact of foreign currency translation, Asia/Pacific sales would have decreased 3% for the nine months ended March 31, 1998 as compared with the same prior-year period. The Company strategically staggers its new product launches by geographic markets, which may account for differences in regional sales growth.


     COST OF SALES. Cost of sales for the nine months ended March 31, 1998 was 22.7% of net sales as compared with 22.4% of net sales in the prior-year period. The increase reflects the Company's recent acquisitions of Sassaby and Aveda, both of which have product cost structures higher than the Company's existing brands, as well as shifts in product mix. On an ongoing basis, as the Company fully integrates these recent acquisitions, cost of sales as a percent of net sales may differ from historical results.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Total selling, general and administrative expenses decreased to 65.4% of net sales for the nine months ended March 31, 1998 as compared with 66.2% of net sales in the same prior-year period. The Company's quarterly operating expenses are subject to the timing of advertising and promotional spending due to product launches, rollouts and incremental advertising in selective markets. In addition, the Company's recent acquisitions' operating expenses as a percent of net sales are lower as compared to the Company's corporate average.



     OPERATING INCOME. Operating income increased 12% or $35.6 million to $331.7 million for the nine months ended March 31, 1998 as compared with the same prior-year period. Operating margins were 11.9% in the current period as compared to 11.4% in the corresponding prior-year period.

     The increase in operating income and margins was due to higher net sales coupled with operational efficiencies and the timing of advertising and promotional spending. Operating income in the Americas increased 25% or $43.0 million to $216.7 million for the nine months ended March 31, 1998 compared with the same prior-year period, primarily due to the net sales increases in the United States and the inclusion of operating results from recent acquisitions. In Europe, the Middle East & Africa, operating income increased 11% or $9.8 million to $98.7 million for the nine months ended March 31, 1998. This increase was primarily due to improved operating results in the United Kingdom, France, Italy, South Africa and Belgium. Operating income in Asia/Pacific decreased 51% or $17.2 million to $16.3 million for the nine months ended March 31, 1998, compared with the same prior-year period. This was due to lower sales in Japan, Hong Kong and Taiwan, increased spending associated with the launches of Bobbi Brown essentials and M.A.C in Japan, and the continued expansion of Origins. These results were partially offset by higher operating income in Korea. The Company's quarterly operating results are subject to seasonal net sales fluctuations in addition to the level, scope and timing of expenditures related to product promotions or introductions.



     INTEREST (EXPENSE) INCOME, NET. Net interest expense was $2.2 million for the nine months ended March 31, 1998, as compared with net interest income of $1.2 million for the same prior-year period. The increase in net interest expense for the nine months ended March 31, 1998 is primarily due to higher borrowings associated with the Company's recent acquisitions.



     PROVISION FOR INCOME TAXES. The provision for income taxes represents federal, foreign, state and local income taxes. The effective income tax rate for the nine months ended March 31, 1998 was 40.0% compared with 42.0% for the nine months ended March 31, 1997. These rates reflect the effect of state and local taxes, higher tax rates in certain foreign jurisdictions and certain nondeductible expenses. The decrease in the effective income tax rate was principally attributable to a relative change in the mix of earnings from higher tax countries such as Japan to lower tax countries, the effect of a lower statutory tax rate in the United Kingdom and the effect of recent United States federal tax regulations.


  FISCAL 1997 COMPARED WITH FISCAL 1996 AND
    FISCAL 1996 COMPARED WITH 1995


     NET SALES. Net sales in fiscal 1997 increased 6% to $3,381.6 million as compared to fiscal 1996 and 10% to $3,194.5 million for fiscal 1996 as compared to fiscal 1995. In fiscal 1997, net sales increased as a result of new product introductions across all categories, the global rollout of recent women's and men's fragrance introductions, and the continued solid performance of existing products. Fiscal 1997 includes a full year of sales of Bobbi Brown as compared to eight months of sales in fiscal 1996, in which a 100% interest was acquired in late October 1995. In fiscal 1996, increases reflected the strength of new products in all product categories and continued strong growth in sales of existing products at existing points of sale. Additionally, fiscal 1996 as compared to fiscal 1995 included twelve months of sales versus six months of sales of M.A.C, in which a majority equity interest was acquired in December 1994, and eight months of sales of Bobbi Brown. The strengthening of the U.S. dollar which began in fiscal 1996 negatively impacted net sales by approximately $87.0 million and $35.0 million for fiscal 1997 and fiscal 1996, respectively. Fiscal 1995 net sales were favorably impacted by approximately $100.0 million due to foreign currency translation. Excluding the impact of foreign currency translation, net sales would have increased 9% and 11% for fiscal 1997 and fiscal 1996, respectively.


     Net sales of skin care products in fiscal 1997 increased 1% to $1,305.5 million as compared to fiscal 1996 and, in fiscal 1996, increased 6% to $1,287.3 million as compared to fiscal 1995. In fiscal 1997, the increase was attributable to the introduction of Fruition Extra, Advanced Sun Care Products, Moisture On-Line, and Nutritious Bio-Protein Moisture Complex, along with the continued growth of existing products such as LipZone, All About Lips and Dramatically Different Moisturizing Lotion. These increases were partially offset by lower sales of Turnaround Cream and ThighZone Body Streamlining Complex. In fiscal 1996, the increase was due in part to the launch of Moisture On-Call and DayWear Super Anti-Oxidant Complex and the continued success of existing products such as Daily Eye Saver,

ThighZone Body Streamlining Complex, Advanced Night Repair Protective Recovery Complex and Dramatically Different Moisturizing Lotion, which were partially offset by lower sales of Turnaround Cream. Net sales of makeup products increased 11% to $1,253.4 million in fiscal 1997 and 13% to $1,131.6 million in fiscal 1996. In fiscal 1997, the sales growth was primarily due to the introduction of City Base Compact Foundation, Long Last Soft Shine Lipstick, Virtual Skin, Futurist Age-Resisting Makeup, and Indelible Lipstick, and increased sales from existing M.A.C and Bobbi Brown products. These increases were partially offset by lower sales of Long Last Lipstick and More than Mascara. In fiscal 1996, the net sales increase reflects the inclusion of M.A.C and Bobbi Brown product lines, which are predominantly makeup products, the launch of True Lipstick, and higher sales of existing products such as Enlighten Skin-Enhancing Makeup and Soft Finish Makeup. Net sales of fragrance products increased 6% to $822.7 million in fiscal 1997 and 14% to $775.6 million in fiscal 1996. In fiscal 1997, the sales growth was led by the successful United States introduction of 'tommy girl,' the European/Asian launch of 'tommy,' along with the European introduction of Kiton. The continuing domestic success of 'tommy' and Estee Lauder pleasures also contributed to the increased net sales. New fragrance introductions cannibalized some existing fragrance sales, primarily, Knowing and Beautiful, although these products continue to record impressive sales results. The increase in net sales in fiscal 1996 was driven by the outstanding debut of Estee Lauder pleasures along with the success of 'tommy,' as well as the Company's classic fragrances, such as Beautiful and White Linen, which continued to generate impressive sales. The introduction of new products may have some cannibalization effect on existing products, which is taken into account by the Company in its business planning.



     In fiscal 1997, net sales increased in the Americas and Europe, the Middle East & Africa. Net sales in the Americas rose 8% to $1,939.4 million in fiscal 1997, as compared to a 14% increase to $1,799.4 million in fiscal 1996. In fiscal 1997, the increase is attributable to the sales of new products across all categories, particularly those in the fragrance category. Solid double digit increases were achieved in M.A.C and Bobbi Brown. A generally lackluster retail environment for most of the year impacted core brand sales. The increase in fiscal 1996 reflected the sales of new products across all categories (including those from M.A.C and Bobbi Brown) and strong sales growth of existing products at existing points of sale in the United States. In Europe, the Middle East & Africa, net sales increased 6% to $909.3 million in fiscal 1997, as compared to a 9% increase to $855.9 million in fiscal 1996. Excluding the impact of foreign currency translation, net sales would have increased 11% and 8%, for fiscal 1997 and fiscal 1996, respectively. In fiscal 1997, higher net sales were achieved in the United Kingdom, the distributor and travel retail businesses, Italy, and from the inclusion of sales from the Company's fragrance joint venture. These increases were partially offset by lower sales in Germany and France resulting from the impact of foreign currency translation and the continuing difficult retail environments. The increase in fiscal 1996 reflected strong net sales performances in South Africa, Spain, Italy, and the travel retail businesses, partially offset by lower net sales in Germany. In Asia/Pacific net sales decreased 1% to $532.9 million in fiscal 1997, as compared to a 1% increase to $539.2 million in fiscal 1996. On a local currency basis, Asia/Pacific sales increased 6% and 7% for fiscal 1997 and fiscal 1996, respectively. In fiscal 1997, all markets reported local currency sales increases with strong performances in Thailand, Korea, Taiwan, Singapore, New Zealand, and Malaysia. All markets in fiscal 1996 reported sales increases with strong sales growth in Taiwan, Korea, and Hong Kong. Despite increased sales on a local currency basis, Japan's sales in fiscal 1997 and fiscal 1996, were unfavorably impacted by the strength of the U.S. dollar versus the yen. The Company strategically staggers its new product launches by geographic markets, which may account for differences in regional sales growth.



     COST OF SALES. Cost of sales in fiscal 1997 was 22.6% of net sales compared with 22.9% of net sales in fiscal 1996 and 23.3% of net sales in fiscal 1995. These decreases primarily reflect the efficiencies achieved as a result of the Company's continuing efforts to globalize its sourcing and manufacturing activities, as well as shifts in product mix.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased to 66.8% of net sales in fiscal 1997, compared with 67.4% and 68.8% of net sales in fiscal 1996 and fiscal 1995, respectively. This decrease reflects operating expenses growing at a slower rate than net sales primarily due to efficiencies achieved in the selling and general and administrative areas in fiscal 1997 and in the selling and marketing functions in fiscal 1996.


     OPERATING INCOME. Operating income rose 16% to $359.1 million in fiscal 1997 and 34% to $310.3 million in fiscal 1996. Operating margins were 10.6% in 1997, compared with 9.7% and 7.9% in fiscal 1996 and fiscal 1995, respectively. The increases in fiscal 1997 and fiscal 1996 were due to higher net sales, cost of sales efficiencies and total operating expenses growing at a slower rate than net sales.



     Operating income in the Americas increased by 43% to $189.9 million in fiscal 1997, as compared to a 40% increase to $133.0 million in fiscal 1996. In fiscal 1997, the increase was primarily due to net sales increases in the United States, Canada, and the inclusion of twelve months of operating results for Bobbi Brown, as compared to eight months in fiscal 1996. In fiscal 1996, the increase was due to higher net sales in the United States, the inclusion of twelve months of operating results from M.A.C as compared with six months in fiscal 1995 and the inclusion of operating results from Bobbi Brown since its acquisition in October 1995. In Europe, the Middle East & Africa, operating income increased 6% to $122.7 million in fiscal 1997, as compared to a 60% increase to $115.5 million in fiscal 1996. In fiscal 1997, the increase was primarily due to increased operating income in the United Kingdom, Italy, South Africa, Eastern Europe, the distributor and travel retail businesses, and the inclusion of twelve months of operating results from Bobbi Brown as compared to eight months in fiscal 1996, offset by lower results in Belgium, Austria, Germany and France. In fiscal 1996, the increase related to improved operating results in Italy, the Nordic region, Austria and the travel retail business, partially offset by lower operating results in France resulting from general strikes and an unsettled business environment and in Germany due to a sluggish economic environment. In Asia/Pacific, operating income decreased 25% to $46.5 million in fiscal 1997, as compared to a decrease of 3% to $61.8 million in fiscal 1996. In fiscal 1997, the decrease was due to the continuing unfavorable translation impact of the strength of the U.S. dollar versus the yen, lower operating income in Japan reflecting the difficult retail environment, and incremental promotional spending partially offset by strong results in Australia, Thailand, Korea, Singapore, and Malaysia. In fiscal 1996, the decrease was due to the impact of unfavorable foreign currency translation and expenditures associated with the launch of Origins in Japan, partially offset by strong results in Taiwan, Korea and Hong Kong.



     INTEREST INCOME (EXPENSE), NET. Interest income, net was $3.8 million in fiscal 1997 as compared to $2.7 million in fiscal 1996 and $2.1 million in fiscal 1995. The increase in fiscal 1997 and fiscal 1996 was due to increased interest income resulting principally from higher average domestic and overseas net cash positions which were partially offset by the elimination of interest income from stockholders, combined with lower interest expense as a result of lower debt levels.



     PROVISION FOR INCOME TAXES. The provision for income taxes represents federal, foreign, state and local income taxes. The effective rate for income taxes in fiscal 1997 was 42.0% as compared to 44.2% in fiscal 1996 and 46.4% in fiscal 1995. These rates principally reflect the effect of state and local taxes, higher tax rates in certain foreign jurisdictions and certain nondeductible expenses. The decrease in the effective income tax rate in fiscal 1997 and fiscal 1996 was principally attributable to an increase in profits in lower taxed countries, the lessened impact of a relatively higher Japanese rate and the reduced relative negative impact of a stockholder's rights to receive certain U.S. royalty payments by reason of the Company's purchase of those rights in November 1995.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of funds have historically been, and are expected to continue to be, cash flow from operations and borrowings under uncommitted and committed credit lines provided by banks in the United States and abroad. At March 31, 1998, the Company had cash and cash equivalents of $283.4 million compared with $255.6 million at June 30, 1997.

     Uncommitted lines of credit amounted to $293.3 million at March 31, 1998, of which $7.2 million was used. Unused committed lines of credit available to the Company at March 31, 1998 amounted to $401.2 million. Total debt as a percentage of total capitalization (including short-term debt) was 29% at

March 31, 1998 and 3% at June 30, 1997. This increase is due to an increased level of borrowings as a result of the Company's recent acquisitions. In February 1998, the Company refinanced $300.0 million outstanding under its revolving credit facility with a $405.0 million long-term note.

     Net cash provided by operating activities increased to $239.8 million in the nine months ended March 31, 1998 from $199.4 million in the prior year nine-month period. This increase primarily reflects the Company's increased profitability, lesser increases in accounts receivable and increases in accrued liabilities, partially offset by an increase in other assets. Net cash used for investing activities increased to $546.8 million in the nine months ended March 31, 1998 from $106.1 million in the prior year nine-month period due to the Company's recent acquisitions and higher capital expenditures. Financing activities reflect dividends paid, long-term borrowings and repayment of long-term debt. Net cash provided by financing activities increased for the nine months ended March 31, 1998, as compared to the same prior-year period, primarily due to an increase in long-term debt as a result of the Company's recent acquisitions.



     In February 1998, the Company acquired the remaining interest in M.A.C for cash. The Company expects to commence payments of the contingent earn-out relating to the acquisition of Bobbi Brown in March 1999, the amount of which will be dependent upon certain results of operations of Bobbi Brown during calendar years ended 1997 and 1998.


     The Company has constructed a state-of-the-art warehouse and distribution center in Lachen, Switzerland, which has been designed to accommodate the Company's projected future growth. The Company to date has spent approximately $16.9 million at current exchange rates. The total cost of the new distribution center is estimated to be approximately $17.6 million at current exchange rates, and the Company anticipates that this facility will be fully operational by the end of fiscal 1998.

     Dividend payments were $37.7 million and $47.5 million for the nine months ended March 31, 1998 and 1997, respectively.

     The Company uses derivative financial instruments for the purpose of managing its exposure to adverse fluctuations in foreign currency exchange rates and interest rates. The Company addresses its risks through a controlled program of risk management, the principal objective of which is to minimize the risks and/or costs associated with financial and global operating activities. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The Company conducts business in many foreign currencies. As a result, it is subject to foreign currency exchange rate risk due to the effects that foreign exchange rate movements of these currencies, principally against the Belgian franc, U.K. pound, and Swiss franc, have on the Company's costs and on the cash flows which it receives from its foreign subsidiaries.

     The Company enters into forward exchange contracts to hedge purchases, receivables and payables denominated in foreign currencies for periods consistent with its identified exposures. Gains and losses related to qualifying hedges of these exposures are deferred and recognized in operating income when the underlying hedged transaction occurs. The Company also enters into purchased foreign currency options to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. Any gains realized on such options that qualify as hedges are deferred and recognized in operating income when the underlying hedged transaction occurs. Premiums on foreign currency options are amortized over the period being hedged. Foreign currency transactions which do not qualify as hedges are marked-to-market on a current basis with gains and losses recognized through income and reflected in operating expenses. In addition, any previously deferred gains and losses on hedges which are terminated prior to the transaction date are recognized in current income when the hedge is terminated. The contracts have varying maturities with none exceeding 24 months.

     The Company enters into interest rate swaps to convert floating interest rate debt to fixed rate debt. These swap agreements are contracts to exchange floating rate for fixed rate interest payments periodically over the life of the agreements. Amounts currently due to or from interest rate swap counterparties are recorded in interest expense in the period in which they accrue.

     As a matter of policy, the Company only enters into contracts with parties that have at least an 'A' (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. The Company's exposure to credit loss in the event of nonperformance by any of the counterparties is limited to only the recognized, but not realized, gains attributable to the contracts. Management believes risk of loss is remote and in any event would be immaterial. Costs associated with entering into such contracts have not been material to the Company's financial results. At March 31, 1998, the Company had contracts to exchange foreign currencies in the form of purchased currency options and forward exchange contracts in the amount of $93.1 million and $307.5 million, respectively. Foreign currencies exchanged under these contracts are principally the Belgian franc, U.K. pound, and Swiss franc. In addition, the Company had interest rate swap agreements outstanding in the amount of $405.0 million. There have been no significant changes in market risk since June 30, 1997 that would have a material effect on the Company's calculated value-at-risk exposure, as disclosed in its annual report on Form 10-K for the year ended June 30, 1997. See 'Incorporation of Certain Documents By Reference.'

     The Company believes that cash on hand, internally generated cash flow, available credit lines and access to capital markets will be adequate to support currently planned business operations, acquisitions and capital expenditures both on a near-term and long-term basis.

YEAR 2000

     The Company has been assessing the impact of the Year 2000 issue on its information systems for the past few years. In connection with these assessments, which are ongoing, the Company has identified potential deficiencies and is addressing them through upgrades and other remediation. In accordance with accounting rules, costs associated with modifying existing computer software for Year 2000 will be expensed as incurred. The Company also has established a corporate-wide steering committee to address the potential impact on the material aspects of the Company's business and to develop a Year 2000 strategy to manage the risk and prepare contingency plans that may be needed. In addition, the Company is in the process of evaluating the measures being undertaken by its critical customers and suppliers to address the Year 2000 issues. Based on the work to date and assuming the Company's plans, which continue to evolve, are implemented, the Company expects that the costs associated with its Year 2000 project should not have a material adverse effect on the Company's consolidated results of operations or financial position.

EARNINGS PER SHARE

     In March 1997, the Financial Accounting Standards Board ('FASB') issued SFAS No. 128, 'Earnings Per Share.' This statement establishes standards for computing and presenting earnings per share ('EPS'), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of earnings. Under this new standard, Basic EPS is computed based on weighted average common shares outstanding and contingently issuable shares (which satisfy certain conditions)

and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock, or from other contracts to issue common stock, and is similar to the currently required Fully Diluted EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. The Company adopted the provisions of this statement in the fiscal quarter ended December 31, 1997. The impact of the adoption of this statement was not material to previously reported EPS data.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information for each Selling Stockholder identified below (collectively the 'Selling Stockholders') with respect to (i) such Selling Stockholder's beneficial ownership of Class A Common Stock and Class B Common Stock prior to the Offerings and the percentage of total voting power represented thereby and (ii) the number of shares of Class A Common Stock and Class B Common Stock to be beneficially owned by such Selling Stockholder after the Offerings and the percentage of total voting power represented thereby (without taking into account the Underwriters' over-allotment option). As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares are shown as beneficially owned by more than one person.



                                    BEFORE THE OFFERINGS                                    AFTER THE OFFERINGS
                           --------------------------------------                  --------------------------------------
                                                                     SHARES OF
                                COMMON STOCK                          CLASS A           COMMON STOCK
                                BENEFICIALLY                        COMMON STOCK     TO BE BENEFICIALLY
                                    OWNED             PERCENTAGE     TO BE SOLD             OWNED             PERCENTAGE
NAME OF SELLING            -----------------------     OF TOTAL        IN THE      -----------------------     OF TOTAL
STOCKHOLDER(1)              CLASS A      CLASS B     VOTING POWER    OFFERINGS      CLASS A      CLASS B     VOTING POWER
------------------------   ----------   ----------   ------------   ------------   ----------   ----------   ------------
Leonard A.
  Lauder(2)(5)..........   19,433,809   29,370,773       49.7%          757,970    18,675,839   29,370,773       49.6%
William P. Lauder(3)....    3,341,174    1,914,608        3.6           470,000     2,871,174    1,914,608        3.5
Gary M. Lauder(4).......    2,488,105    1,914,608        3.4           454,545     2,033,560    1,914,608        3.4
LAL Family Partners
  L.P.(5)...............    6,419,027   21,352,770       34.9           833,333     5,585,694   21,352,770       34.8
Trusts f/b/o Aerin
  Lauder and Jane
  Lauder(6).............    2,315,406    2,286,906        4.0         1,515,152       800,254    2,286,906        3.8



------------------


(1) Shares owned by the Selling Stockholders do not include shares that may be attributed to them by reason of the Stockholders Agreement. See 'Description of Capital Stock--Stockholders' Agreement'.



(2) Includes shares beneficially owned or deemed to be beneficially owned, directly and indirectly, by Leonard A. Lauder, including shares beneficially owned by LAL Family Partners L.P. ('LAL Family Partners') and The Estee Lauder 1994 Trust (the 'EL 1994 Trust'). Mr. Lauder disclaims beneficial ownership with respect to 260,000 shares of Class A Common Stock owned by Evelyn H. Lauder and 303,231 shares of Class A Common Stock owned by The Lauder Foundation. Excludes shares of Class A Common Stock underlying stock options granted by the Company to Mr. Lauder pursuant to his employment agreement. Mr. Lauder is a co-trustee with Ronald S. Lauder and Ira T. Wender of the EL 1994 Trust. As co-trustees, Leonard A. Lauder and Ronald S. Lauder share voting power and, with Mr. Wender, they share investment power with respect to 5,405,548 shares of Class A Common Stock and 6,094,926 shares of Class B Common Stock owned by the EL 1994 Trust and are deemed to beneficially own all such shares. In the event the EL 1994 Trust delivers shares of Class A Common Stock to the TRACES Trust pursuant to its Purchase Contract (see 'TRACES Stockholders' below), the EL 1994 Trust's beneficial ownership interest of Class A Common Stock (as well as that of the trustees) would be decreased by 1,893,939 shares (assuming delivery of the maximum number of shares that may be delivered pursuant to such Purchase Contract without taking into account the underwriters' over-allotment option in respect of the Automatic Common Exchange Securities). Mr. Lauder also shares voting and dispositive power with Ronald S. Lauder, and dispositive power with Mr. Wender, Joel S. Ehrenkranz and Richard D. Parsons, as trustees of certain trusts, with respect to 7,692 shares of Class A Common Stock and 1,923,077 shares of Class B Common Stock beneficially owned by a partnership, in which such trusts are partners.



(3) Includes shares beneficially owned or deemed to be beneficially owned, directly or indirectly, by William P. Lauder, of which he disclaims beneficial ownership with respect to 303,231 shares of Class A Common Stock owned by The Lauder Foundation. Mr. Lauder shares voting and dispositive power with Gary M. Lauder, and dispositive power with Joel S. Ehrenkranz, in each case as co-trustees of a trust that owns 1,464,158 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock. Excludes shares of Class A Common Stock underlying stock options granted to Mr. Lauder pursuant to the Company's Share Incentive Plan.



(4) Includes shares beneficially owned or deemed to be beneficially owned, directly or indirectly, by Gary M. Lauder. Includes shares of Common Stock with respect to which beneficial ownership is shared with William P. Lauder and Joel S. Ehrenkranz, as co-trustees of a trust. See note (3) above.



(5) Leonard A. Lauder, as the sole individual general partner of LAL Family Partners and as the majority stockholder of LAL Family Corporation, which is the sole corporate general partner of LAL Family Partners, has sole voting and investment power over the shares owned by LAL Family Partners and is deemed to beneficially own all such shares.



(6) 757,576 shares of Class A Common Stock are being sold in the Offerings by each of the following trusts: Trust f/b/o Aerin Lauder u/a/d December 15, 1976 created by Ronald S. Lauder, as grantor; and Trust f/b/o Jane Lauder u/a/d December 15, 1976 created by Ronald S. Lauder, as grantor. Richard D. Parsons, as the trustee of the foregoing Trusts and the Trusts f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976 created by Estee Lauder and Joseph H. Lauder, as grantors (collectively, the 'Aerin and Jane Lauder Trusts'), has sole investment and voting power with respect to the shares owned by such trusts and is deemed to beneficially own all such shares. Including the shares owned by the Aerin and Jane Lauder Trusts and those owned by the partnership referred to in note (2) above, with respect to which he shares dispositive power, Mr. Parsons beneficially owns (or is


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    deemed to beneficially own), directly or indirectly, 6,643,532 shares of Class A Common Stock and 7,562,903 shares of Class B Common Stock before the Offerings, which together represent 13.1% of the outstanding voting power of the Common Stock (or 10.0%, excluding the shares with respect to which Mr. Parsons does not have voting power) before the Offerings, and will beneficially own (or will be deemed to beneficially own), directly or indirectly, 5,128,380 shares of Class A Common Stock and 7,562,903 shares of Class B Common Stock after the Offerings, which together will represent 12.8% of the total voting power of the Common Stock (or 9.8%, excluding the shares with respect to which Mr. Parsons does not have voting power) after the Offerings. Mr. Parsons disclaims beneficial ownership of all such shares. Amounts beneficially owned by the Aerin and Jane Lauder Trusts, and therefore deemed to be beneficially owned by Mr. Parsons, exclude an aggregate of 937,554 shares of Class B Common Stock underlying options granted to two of the Aerin and Jane Lauder Trusts by Ronald S. Lauder.



                              TRACES STOCKHOLDERS




     Pursuant to forward purchase contracts (each a 'Purchase Contract') between the TRACES Trust and the stockholders of the Company listed below (collectively, the 'TRACES Stockholders'), a specified number of shares of Class A Common Stock will or may be required to be delivered to the TRACES Trust by the TRACES Stockholders upon the exchange of Automatic Common Exchange Securities. The following table sets forth certain information for each TRACES Stockholder with respect to (i) such TRACES Stockholder's beneficial ownership of Class A Common Stock and Class B Common Stock as of the date of this Prospectus and the percentage of total voting power represented thereby and (ii) the maximum number of shares of Class A Common Stock of such TRACES Stockholder that may be delivered to the TRACES Trust pursuant to its Purchase Contract (without taking into account the underwriters' over-allotment option in respect of the Automatic Common Exchange Securities). The TRACES Stockholders' beneficial ownership of Class A Common Stock will not change as a result of the offering of the Automatic Common Exchange Securities unless, until and to the extent that the TRACES Stockholders deliver shares of Class A Common Stock to the TRACES Trust pursuant to the Purchase Contracts. As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares are shown as beneficially owned by more than one person.



                                                           AS OF MAY 20, 1998
                                                ----------------------------------------       MAXIMUM NUMBER OF
                                                                                               SHARES OF CLASS A
                                                      COMMON STOCK                               COMMON STOCK
                                                   BENEFICIALLY OWNED        PERCENTAGE      DELIVERABLE TO TRACES
                                                ------------------------      OF TOTAL         TRUST PURSUANT TO
DELIVERING STOCKHOLDER                           CLASS A       CLASS B      VOTING POWER          CONTRACT(1)
---------------------------------------------   ----------    ----------    ------------    -----------------------
The LAL 4002 Trust(2)........................      385,000             0            *                334,783
The RSL 4201 Trust(3)........................    2,700,000             0         0.4%              2,347,826
The Estee Lauder 1994 Trust(4)...............    5,405,548     6,094,926        10.5%              1,893,939


------------------


 * Less than 0.1%



(1) The LAL 4002 Trust, the RSL 4201 Trust and the EL 1994 Trust may be required to deliver 385,000 shares, 2,700,000 shares and 2,178,030 shares, respectively, of Class A Common Stock if the underwriters' over-allotment option is exercised in respect of the Automatic Common Exchange Securities. Pursuant to the Purchase Contracts of each of the LAL 4002 Trust and the RSL

    4201 Trust, the shares of Class A Common Stock deliverable under such
    Purchase Contracts will be delivered to the TRACES Trust on June   , 2001,
    the Exchange Date under each such Purchase Contract. Pursuant to the Purchase Contract of the EL 1994 Trust, the shares of Class A Common Stock of the EL 1994 Trust are not mandatorily deliverable to the TRACES Trust.



(2) The LAL 4002 Trust is a trust established by Leonard A. Lauder. Joel S. Ehrenkranz, as the trustee of the LAL 4002 Trust, has sole investment and voting power with respect to the shares owned by the trust and is deemed to beneficially own all such shares. Including the shares owned by the LAL 4002 Trust, the partnership referred to in note (2) under 'Selling Stockholders', the trust referred to in note (3) under 'Selling Stockholders' and a third trust described below, Mr. Ehrenkranz beneficially owns (or is deemed to beneficially own), directly and indirectly, 3,024,554 shares of Class A Common Stock and 4,981,139 shares of Class B Common Stock before the delivery of Class A Common Stock to the TRACES Trust, which together represent 8.4% of the outstanding voting power of the Common Stock (or 2.1%, excluding those shares with respect to which Mr. Ehrenkranz does not have voting power) before such delivery, and will beneficially own (or will be deemed to beneficially own), directly and indirectly, 2,689,771 shares of Class A Common Stock and 4,981,139 shares of Class B Common Stock after the delivery of Class A Common Stock to the TRACES Trust (assuming delivery of the maximum number of shares that may be delivered pursuant to the LAL 4002 Trust's Purchase Contract without taking into account the underwriters' over-allotment option in respect of the Automatic Common Exchange Securities), which together will represent 8.3% of the outstanding voting power of the Common Stock (or


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    2.0%, excluding the shares with respect to which Mr. Ehrenkranz does not have voting power) after such delivery (assuming no changes in the outstanding Common Stock and his other direct or indirect holdings). As to the third trust, Mr. Ehrenkranz shares beneficial ownership of 1,157,704 shares of Class A Common Stock and 1,143,454 shares of Class B Common Stock with Carol S. Boulanger, as co-trustees. Except for the 10,000 shares of Class A Common Stock he owns directly, Mr. Ehrenkranz disclaims beneficial ownership of all shares referred to in this note.



(3) The RSL 4201 Trust is a trust established by Ronald S. Lauder. Ira T. Wender, as the trustee of the RSL 4201 Trust, has sole investment and voting power with respect to the shares owned by the trust and is deemed to beneficially own all such shares. Including the shares owned by the RSL 4201 Trust, the EL 1994 Trust (see note (4) below) and the partnership referred to in note (2) under 'Selling Stockholders', and 2,000 shares of Class A Common Stock owned by his wife, Mr. Wender beneficially owns (or is deemed to beneficially own), directly and indirectly, 8,115,240 shares of Class A Common Stock and 8,018,003 shares of Class B Common Stock before the delivery of Class A Common Stock to the TRACES Trust, which together represent 14.0% of the outstanding voting power of the Common Stock (or 0.4%, excluding those shares with respect to which Mr. Wender does not have voting power) before such delivery, and will beneficially own (or will be deemed to beneficially own), directly and indirectly, 3,873,475 shares of Class A Common Stock and 8,081,003 shares of Class B Common Stock after the delivery of Class A Common Stock to the TRACES Trust (assuming delivery of the maximum number of shares that may be delivered pursuant to the RSL 4201 Trust's Purchase Contract and the EL 1994 Trust's Purchase Contract without taking into account the underwriters' over-allotment option in respect of the Automatic Common Exchange Securities), which together will represent 13.3% of the outstanding voting power of the Common Stock (or 0.1%, excluding those shares with respect to which Mr. Wender does not have voting power) after such delivery (assuming no changes in the outstanding Common Stock and his other direct or indirect holdings). Mr. Wender disclaims beneficial ownership of all shares referred to in this note.



(4) Leonard A. Lauder, Ronald S. Lauder and Ira T. Wender are co-trustees of the EL 1994 Trust. Leonard A. Lauder and Ronald S. Lauder share voting power and, with Mr. Wender, share investment power with respect to the shares of Common Stock owned by the EL 1994 Trust and they are each deemed to beneficially own all such shares. See note (2) under 'Selling Stockholders' and the last sentence of this note for shares of Common Stock beneficially owned by Leonard A. Lauder. See note (3) above and the last sentence of this note for shares of Common Stock beneficially owned by Mr. Wender. Including the shares owned by the EL 1994 Trust, the partnership referred to in note
    (2) under 'Selling Stockholders', the entities referred to below in this note, and by him directly, Ronald S. Lauder beneficially owns (or is deemed to beneficially own), directly and indirectly, 14,502,364 shares of Class A Common Stock and 26,789,009 shares of Class B Common Stock before delivery of Class A Common Stock by the EL 1994 Trust to the Trust. With respect to the shares owned by Ronald S. Lauder, he disclaims beneficial ownership with respect to 303,231 shares of Class A Common Stock owned by The Lauder Foundation, 180,700 shares of Class A Common Stock owned by The Ronald S. Lauder Foundation, 134,100 shares of Class A Common Stock owned by The Jewish Renaissance Foundation and 1,591 shares of Class A Common Stock and 1,591 shares of Class B Common Stock owned by a trust for the benefit of his children. The amounts beneficially owned by Mr. Lauder include an aggregate of 8,333,333 shares of Class A Common Stock pledged to Leonard A. Lauder and to the Aerin and Jane Lauder Trusts and exclude shares of Class A Common Stock underlying stock options granted to him pursuant to his employment agreement and an aggregate of 937,554 shares of Class A Common Stock underlying options granted to him by two of the Aerin and Jane Lauder Trusts. Assuming delivery of the maximum number of shares that may be delivered pursuant to the EL 1994 Trust's Purchase Contract (without taking into account the underwriters' over-allotment option in respect of the

    Automatic Common Exchange Securities), the EL 1994 Trust, Leonard A. Lauder and Ronald S. Lauder will beneficially own (or will be deemed to beneficially own), directly and indirectly, 3,511,609, 17,539,870 and 12,608,425 shares of Class A Common Stock, respectively, and 6,094,926, 29,370,773 and 26,789,009 shares of Class B Common Stock, respectively, which together will represent 10.2%, 49.4% and 44.5%, respectively, of the outstanding voting power of the Common Stock after such delivery (assuming no changes in the outstanding Common Stock and their other respective direct or indirect holdings).

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 300,000,000 shares of Class A Common Stock, 120,000,000 shares of Class B Common Stock, and 23,600,000 shares of Preferred Stock, par value $.01 per share, including 3,600,000 shares of $6.50 Cumulative Redeemable Preferred Stock. As of May 18, 1998, there were 61,467,190 shares of Class A Common Stock and 56,839,667 shares of Class B Common Stock outstanding. All of the shares of Class B Common Stock are beneficially owned by members of the Lauder family. Of the authorized shares of Preferred Stock, 3,600,000 shares of $6.50 Cumulative Redeemable Preferred Stock are outstanding and, as of the date of this Prospectus, are beneficially owned by members of the Lauder family. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of the Restated Certificate of Incorporation filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK

     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights, certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

     VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. There is no cumulative voting. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders. With respect to certain corporate changes, such as liquidations, reorganizations, recapitalizations, mergers, consolidations and sales of all or substantially all of the Company's assets, holders of the Class A Common Stock and Class B Common Stock vote together as a single class and the approval of 75% of the outstanding voting power is required to authorize or approve such transactions.

     Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent expires at such time as there are no shares of Class B Common Stock outstanding.

     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by the Board of Directors of the Company out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     If a dividend or distribution payable in shares of Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in shares of Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

     RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Lauder Family Member (as defined below), such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure occurs.

     As used in this Prospectus, the term 'Lauder Family Members' includes only the following persons: (i) Mrs. Estee Lauder and her estate, guardian, conservator or committee; (ii) each descendant of Mrs. Lauder (a 'Lauder Descendant') and their respective estates, guardians, conservators or committees; (iii) each 'Family Controlled Entity' (as defined below); and (iv) the trustees, in their respective capacities as such, of each 'Family Controlled Trust' (as defined below). The term 'Family Controlled Entity' means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Lauder and/or Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members;
(iii) any partnership if at least 80% of the value of its partnership interests is owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term 'Family Controlled Trust' includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Mrs. Lauder, Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Lauder and/or Lauder

Descendants.

     CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common stock to any person other than a Lauder Family Member, each share of Class B Common Stock so transferred automatically will be converted into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the stockholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

     LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

     MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger or consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time. The Company may not dispose of all or any substantial part of the assets of the Company to, or merge or consolidate with, any person, entity or 'group' (as defined in Rule 13d-5 of the Exchange Act), which beneficially owns in the aggregate ten percent or more of the outstanding Common Stock of the Company (a 'Related Person') without the affirmative vote of the holders, other than such Related Person, of not less than 75% of the voting power of outstanding Class A Common Stock and Class B Common Stock voting as a single class. For the sole purpose of determining the 75% vote, a Related Person will also include the seller or sellers from whom the Related Person acquired, during the preceding six months, at least five percent of the outstanding shares of Class A Common Stock in a single transaction or series of related transactions pursuant to one or more agreements or other arrangements (and not through a brokers' transaction) but only if such seller or sellers have beneficial ownership of shares of Common Stock having a fair market value in excess of $10 million in the aggregate following such disposition to such Related Person. This 75% voting requirement is not applicable, however, if (i) the proposed transaction is approved by a vote of not less than a majority of the Board of Directors of the Company who are neither affiliated nor associated with the Related Person (or the seller of shares to the Related Person as described above) or (ii) in the case of a transaction pursuant to which the holders of Common Stock are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration to be received per share in such transaction is not less than the higher of (A) the highest price per share paid by the Related Person for any of its holdings of Common Stock within the two-year period immediately prior to the announcement of the proposed transaction or (B) the highest closing sale price during the 30-day period immediately preceding such date or during the 30-day period immediately preceding the date on which the Related Person became a Related Person, whichever is higher.

     OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services.

PREFERRED STOCK

     $6.50 CUMULATIVE REDEEMABLE PREFERRED STOCK. Holders of the $6.50 Cumulative Redeemable Preferred Stock are entitled to receive cumulative cash dividends at a rate of $6.50 per annum per share payable in quarterly installments. If such dividends are not paid in full, or declared in full and sums set apart for full payment thereof, then no dividends may be paid or declared upon the Common Stock or any other capital stock ranking junior to or on parity with such $6.50 Cumulative Redeemable Preferred Stock. If, at the time of an annual meeting of stockholders, the equivalent of six quarterly dividends are in arrears, then the number of directors of the Company will be increased by two and the holders of the outstanding $6.50 Cumulative Redeemable Preferred Stock voting separately as a class will be entitled at the meeting to vote for the election of two directors. The right to elect two directors and such directors' terms on the board of directors will continue until such arrearage in the payment of dividends ceases to exist. Shares of $6.50 Cumulative Redeemable Preferred Stock are subject to mandatory redemption on June 30, 2005 at a redemption price of $100 per share. Following such date and so long as such mandatory redemption obligations have not been discharged in full, no dividends may be paid or declared upon the Common Stock, or on any other capital stock ranking junior to or on a parity with such $6.50 Cumulative Redeemable Preferred Stock and no shares of Common Stock or such junior or parity stock may be redeemed or acquired for any consideration by the Company. The Company may redeem the $6.50 Cumulative Redeemable Preferred Stock owned by The Estee Lauder 1994 Trust (the 'EL 1994 Trust') and a trust for the primary benefit of Leonard
A. Lauder ('LAL 1995 Trust'), in whole or in part, after the death of Mrs. Lauder or, if owned by persons other than the EL 1994 Trust or the LAL 1995 Trust, after five years following the disposition of such shares by the EL 1994 Trust or the LAL 1995 Trust, as the case may be. After the later of June 30, 2000 and Mrs. Lauder's death, holders of the $6.50 Cumulative Redeemable Preferred Stock may put such shares to the Company at a price of $100 per share (which amount represents the liquidation preference per share).

     OTHER PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by Delaware law or the rules of the NYSE or other organizations on whose systems stock of the Company may be quoted or listed, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, powers, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of such series, without any further vote or action by the stockholders. The approval of the holders of at least 75% of the outstanding shares of Class B Common Stock, however, is required for the issuance of shares of Preferred Stock that have the right to vote for the election of directors under ordinary circumstances or to elect 50% or more of the directors under any circumstances. Depending upon the terms of the Preferred Stock established by the Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. In addition, the Preferred Stock could delay, defer or prevent a change of control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.

STOCKHOLDERS' AGREEMENT


     All Lauder Family Members (other than The Lauder Foundation, a tax exempt, private foundation, Aerin Lauder Zinterhofer, Jane Lauder, the LAL 4002 Trust and the RSL 4201 Trust) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person (if any) designated by each as directors of the Company. As of May 18, 1998, such stockholders beneficially owned, in the aggregate, shares of Common Stock having approximately 95.2% of the voting power of the Company.


REGISTRATION RIGHTS AGREEMENT

     Certain members of the Lauder family, certain trusts and other entities controlled by members of the Lauder family, Morgan Guaranty Trust Company of New York ('Morgan Guaranty') and the Company are parties to a Registration Rights Agreement (the 'Master Registration Rights Agreement'), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and the EL 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. All the parties to the Master Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any pledgee of the EL 1994 Trust under the Master Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                                             NUMBER OF
                                                                                              SHARES
                                                                                             OF CLASS
                                                                                                 A
                                                                                              COMMON
                                     U.S. UNDERWRITER                                          STOCK
------------------------------------------------------------------------------------------   ---------
Goldman, Sachs & Co.......................................................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..................................................................
J.P. Morgan Securities Inc................................................................
SBC Warburg Dillon Read Inc...............................................................
                                                                                             ---------
     Total................................................................................   3,224,800
                                                                                             ---------
                                                                                             ---------


     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public and at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities
dealers at such price less a concession of $    per share. The U.S. Underwriters
may allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters and the International Underwriters.


     The Company and the Selling Stockholders have entered into an underwriting agreement (the 'International Underwriting Agreement') with the underwriters (the 'International Underwriters') for the offering outside of the United States (the 'International Offering'), providing for the concurrent offer and sale of 806,200 shares of Class A Common Stock in the International Offering. The initial public offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the offering made hereby is a condition to the closing of the International

Offering, and vice versa.


     Pursuant to the agreement between the U.S. and International Underwriting Syndicates (the 'Agreement Between') relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered as a part of the U.S. Offering and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the 'United States') and to U.S. persons which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed or will agree pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. person or
(b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. person, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 483,720 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,224,800 shares of Class A Common Stock offered hereby. The Selling Stockholders have granted the International Underwriters a similar option exercisable for up to an aggregate of 120,930 additional shares of Class A Common Stock.


     The Company, the Selling Stockholders, the other Lauder Family Members who are stockholders of the Company (other than The Lauder Foundation) and Morgan Guaranty have agreed that, during the period beginning from the date of this Prospectus and continuing and including the date 90 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any security convertible into or exchangeable for shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except as otherwise provided in the Underwriting Agreement and the International Underwriting Agreement and except for transfers among Lauder Family Members.

     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Class A Common Stock than they are required to purchase from the Selling Stockholders in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offerings may be reclaimed by the Underwriters if such Class A Common Stock is repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE in the over-the-counter market or otherwise.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     Certain of the Underwriters and their affiliates have provided, are currently providing, and expect to provide in the future, commercial and investment banking services to the Company and its subsidiaries and certain Lauder Family Members for which such Underwriters or their affiliates have received and will receive fees and commissions. Morgan Guaranty, an affiliate of J.P. Morgan Securities Inc. and J.P. Morgan Securities Ltd., is a lender to the Company and certain Lauder Family Members. More than ten percent of the net proceeds of the offering of the Automatic Common Exchange Securities pursuant to the Trust Prospectus may be used to repay borrowings to Morgan Guaranty. Accordingly, that offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).



     Up to 4,576,548 additional shares of Class A Common Stock (or up to 5,263,030 shares if the applicable over-allotment option is exercised in full) may be delivered by the TRACES Trust to holders of the Automatic Common Exchange Securities upon exchange of the Automatic Common Exchange Securities on the Exchange Date (as defined in the Trust Prospectus). In lieu of delivery of such shares, one of the TRACES Stockholders may elect to pay cash or deliver other securities on the Exchange Date for each share then deliverable in the amounts and under the procedures described in the Trust Prospectus. The Automatic Common Exchange Securities are being offered through an underwriter or underwriters in the manner described in the Trust Prospectus. The respective closings of the offerings of the Class A Common Stock and the Automatic Common Exchange Securities are not dependent upon one another.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock being offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York (members of which own approximately 30,000 shares of Class A Common Stock) and certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus that are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS


                                                       Page
                                                       ----

Available Information...............................     3

Incorporation of Certain Documents by Reference.....     3

The Company.........................................     4

Use of Proceeds.....................................     5

Price Range of Common Stock and
  Dividends.........................................     6

Selected Consolidated Financial Information.........     7

Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............     8

Selling Stockholders................................    16

TRACES Stockholders.................................    17

Description of Capital Stock........................    19

Underwriting........................................    23

Legal Matters.......................................    25


Experts.............................................    25


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,031,000 Shares


                                The Estee Lauder
                                 Companies Inc.

                              Class A Common Stock
                           (par value $.01 per share)


                             ----------------------

                                    [LOGO]

                             ----------------------


                              Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                                J.P. Morgan & Co.

                          SBC Warburg Dillon Read Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED MAY 20, 1998.


                                4,031,000 Shares

                        The Estee Lauder Companies Inc.

                              Class A Common Stock
                           (par value $.01 per share)

                             ----------------------


    Of the 4,031,000 shares of Class A Common Stock being offered, 806,200 shares are being offered hereby in an international offering outside the United States and 3,224,800 shares are being offered in a concurrent offering in the United States (the 'Offerings'). The public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See 'Underwriting'. All of the shares of Class A Common Stock offered in the Offerings are being sold by the Selling Stockholders named herein. See 'Selling Stockholders.' The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. The Company's Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes. See 'Description of Capital Stock'. After consummation of the Offerings, members of the Lauder family will own shares of Class A Common Stock and Class B Common Stock having 94.6% of the outstanding voting power of the Company's Common Stock.



    In addition to the Offerings, the TRACES Stockholders named herein are offering up to 4,576,548 shares (or up to 5,263,030 shares if the underwriters' over-allotment option is exercised in full) of Class A Common Stock that may be delivered by the Estee Lauder Automatic Common Exchange Security Trust (the 'TRACES Trust') to holders of Automatic Common Exchange Securities of the TRACES Trust (the 'Automatic Common Exchange Securities') upon exchange of such securities on the Exchange Date as defined in the prospectus of the TRACES Trust (the 'Trust Prospectus'). The Automatic Common Exchange Securites are being sold by the TRACES Trust in an offering described in the attached Trust Prospectus.

See 'Trust Prospectus'. See 'TRACES Stockholders'. The respective closings of the offerings of the Class A Common Stock and the Automatic Common Exchange Securities are not dependent on one another. See 'Underwriting'. The Company will not receive any proceeds from the sales of the Automatic Common Exchange Securities or shares of the Class A Common Stock.



    The last reported sale price of the Class A Common Stock, which is listed under the Symbol 'EL', on the New York Stock Exchange on May 19, 1998, was $63 1/4 per share. See 'Price Range of Common Stock and Dividends'.

                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                           Initial Public             Underwriting             Proceeds to Selling
                                           Offering Price             Discount (1)              Stockholders (2)
                                           --------------             ------------             -------------------
Per Share...............................                $                        $                            $
Total (3)...............................                $                        $                            $

------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $       payable by the Selling
    Stockholders.

(3) The Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 604,650 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Selling
    Stockholders will be $       , $       and $       , respectively. See
    'Underwriting'.

                             ----------------------


    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of The Depository Trust

Company in New York, New York, on or about June   , 1998, against payment
therefor in immediately available funds.

                             ----------------------

Goldman Sachs International
                      Merrill Lynch International
                                     J.P. Morgan Securities Ltd.
                                                         SBC Warburg Dillon Read

                             ----------------------

                 The date of this Prospectus is June   , 1998.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders of such Class A Common Stock. A 'Non-U.S. Holder' is a person other than (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of source or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Class A Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the Class A Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a 'straddle', 'hedge', or 'conversion transaction'). The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the 'Code'), the applicable Treasury regulations promulgated and proposed thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. The following summary is included herein for general information. Accordingly, each prospective Non-U.S. Holder is urged to consult a tax advisor with respect to the United States federal tax consequences of holding and disposing of Class A Common Stock, as well as any tax consequences that may arise under the laws of any U.S. state, local, or other U.S. or non-U.S. taxing jurisdiction.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Class A Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a 'fixed base' in the United States ('U.S. trade or business income') are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor (which form, under U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the 'Final Regulations'), in certain circumstances may require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be applicable under an income tax treaty.

                                     Alt-23

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

     Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the Final Regulations, however, a Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate generally would be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Class A Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF CLASS A COMMON STOCK

     Under current U.S. law, a Non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A Common Stock unless: (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who holds the Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, (iii) the Non-U.S. Holder is subject to tax pursuant to the provision of the U.S. tax law applicable to certain United States expatriates, or (iv) the Company is or has been a 'U.S. real property holding corporation' for federal income tax purposes at any time during the five-year period ending on the date of disposition or such shorter period that the Class A Common Stock was held (unless the Non-U.S. Holder did not hold, directly or indirectly, at any time during this period, more than 5% of the Class A Common Stock and such stock is regularly traded on an established securities market). The Company believes that it is not now and has not been within the past five years, and anticipates that it will not become, a 'U.S. real property holding corporation' for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

     Class A Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the gross estate for U.S. federal estate tax purposes.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply whether or not withholding was reduced of eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Under currently applicable law, the United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) generally will not apply to dividends paid on Class A Common Stock to a Non-U.S. Holder at an address outside the United States. However, backup withholding and information reporting generally will apply to dividends paid on Class A Common Stock to beneficial owners with addresses in the United States that are not 'exempt recipients' and that fail to provide in the manner required certain identifying information. Under the Final Regulations, a Non-U.S. Holder of Class A Common Stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to such U.S. backup withholding tax on payments of dividends.

     The payment of the proceeds from the disposition of Class A Common Stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the

                                     Alt-24

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of Class A Common Stock to or through the foreign office of a foreign broker generally will not be subject to backup withholding and information reporting. In the case of the payment of proceeds from the disposition of Class A Common Stock effected by a foreign office of a broker that is a U.S. person or a 'U.S. related person', existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a 'U.S. related person' is (i) a 'controlled foreign corporation' for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S trade or business or (iii) certain other foreign persons with certain enumerated relationships with the United States.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                               NUMBER OF
                                                                           SHARES OF CLASS A
                       INTERNATIONAL UNDERWRITER                              COMMON STOCK
-----------------------------------------------------------------------   --------------------
Goldman Sachs International............................................
Merrill Lynch International............................................
J.P. Morgan Securities Ltd.............................................
Swiss Bank Corporation, acting through its division SBC Warburg Dillon
  Read.................................................................
                                                                             -----------
     Total.............................................................          806,200
                                                                             -----------
                                                                             -----------


     Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities
dealers at such price less a concession of $      per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      per share to certain brokers and dealers. After the shares of Class A
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters and the International Underwriters.


     The Company and the Selling Stockholders have entered into an underwriting agreement (the 'U.S. Underwriting Agreement') with the underwriters (the 'U.S. Underwriters') for the offering in the United States (the 'U.S. Offering'), providing for the concurrent offer and sale of 3,224,800 shares of Class A Common Stock in the U.S. Offering. The initial public offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. Offering, and vice versa.


     Pursuant to the agreement between the U.S. and International Underwriting Syndicates (the 'Agreement Between') relating to the Offerings, each of the International Underwriters has agreed or

                                     Alt-25

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

     will agree pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the 'United States') or to any U.S. persons, which term shall mean, for purposes of this paragraph: (x) any individual who is a resident of the United States or (y) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States, or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. person, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. Each of the U.S. Underwriters named herein has agreed or will agree pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the U.S. Offering, and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States and to U.S. persons.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     The Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 120,930 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 806,200 shares of Class A Common Stock offered hereby. The Selling Stockholders have granted the U.S. Underwriters a similar option exercisable for up to an aggregate of 483,720 additional shares of Class A Common Stock.


     The Company, the Selling Stockholders, the other Lauder Family Members who are stockholders of the Company (other than The Lauder Foundation) and Morgan Guaranty have agreed that, during the period beginning from the date of this Prospectus and continuing and including the date 90 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any security convertible into or exchangeable for shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except as otherwise provided in the Underwriting Agreement and the U.S. Underwriting Agreement and except for transfers among Lauder Family Members.

     Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Class A Common Stock will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

                                     Alt-26

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Class A Common Stock than they are required to purchase from the Selling Stockholders in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offerings may be reclaimed by the Underwriters if such Class A Common Stock is repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE in the over-the-counter market or otherwise.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     Certain of the Underwriters and their affiliates have provided, are currently providing, and expect to provide in the future, commercial and investment banking services to the Company and its subsidiaries and certain Lauder Family Members for which such Underwriters or their affiliates have received and will receive fees and commissions. Morgan Guaranty, an affiliate of J.P. Morgan Securities Ltd. and J.P. Morgan Securities Inc., is a lender to the Company and certain Lauder Family Members. More than ten percent of the net proceeds of the offering of the Automatic Common Exchange Securities pursuant to the Trust Prospectus may be used to repay borrowings to Morgan Guaranty. Accordingly, that offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).



     Up to 4,576,548 additional shares of Class A Common Stock (or up to 5,263,030 shares if the applicable over-allotment option is exercised in full) may be delivered by the TRACES Trust to holders of the Automatic Common Exchange Securities upon exchange of the Automatic Common Exchange Securities on the Exchange Date (as defined in the Trust Prospectus). In lieu of delivery of such shares, one of the TRACES Stockholders may elect to pay cash or deliver other securities on the Exchange Date for each share then deliverable in the amounts and under the procedures described in the Trust Prospectus. The Automatic Common Exchange Securities are being offered through an underwriter or underwriters in the manner described in the Trust Prospectus. The respective closings of the offerings of the Class A Common Stock and the Automatic Common Exchange Securities are not dependent upon one another.


                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock being offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York (members of which own approximately 30,000 shares of Class A Common Stock)

and certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus that are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     Alt-27

                    [ALTERNATE COVER FOR INTERNATIONAL PROSPECTUS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS


                                                       Page
                                                      ------
Available Information................................      3
Incorporation of Certain Documents by Reference......      3
The Company..........................................      4
Use of Proceeds......................................      5
Price Range of Common Stock and
  Dividends..........................................      6
Selected Consolidated Financial Information..........      7
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.........................................      8
Selling Stockholders.................................     16
TRACES Stockholders..................................     17
Description of Capital Stock.........................     19
Certain United States Tax Consequences to Non-United
  States Holders..................................... Alt-23
Underwriting......................................... Alt-25
Legal Matters........................................ Alt-27
Experts.............................................. Alt-27


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    [ALTERNATE PAGES FOR TRUST PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED MAY 20, 1998

                                4,031,000 Shares


                                The Estee Lauder
                                 Companies Inc.

                              Class A Common Stock
                           (par value $.01 per share)

                             ----------------------

                                   [ LOGO ]

                             ----------------------

                          Goldman Sachs International

                          Merrill Lynch International

                           J.P. Morgan Securities Ltd.

                            SBC Warburg Dillon Read


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    [ALTERNATE PAGES FOR TRUST PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED MAY 20, 1998

                                4,576,548 Shares

                        The Estee Lauder Companies Inc.

                                    [LOGO]

                              Class A Common Stock
                           (par value $.01 per share)

                             ----------------------



     This Prospectus relates to up to 4,576,548 shares (or up to 5,263,030 shares if the Underwriters' over-allotment option is exercised in full) of Class A Common Stock beneficially owned by the TRACES Stockholders named herein that may be delivered by the Estee Lauder Automatic Common Exchange Security Trust (the 'TRACES Trust') to holders of Automatic Common Exchange Securities of the TRACES Trust (the 'Automatic Common Exchange Securities') upon exchange of such securities on the Exchange Date as defined in the attached prospectus of the TRACES Trust (the 'Trust Prospectus'). See 'TRACES Stockholders'. The Automatic Common Exchange Securities are being sold by the TRACES Trust in an offering described in the attached Trust Prospectus. See 'Trust Prospectus'.



     In addition, certain stockholders of the Company are offering for sale up to 4,031,000 shares (or up to 4,635,650 shares if the underwriters' over-allotment option is exercised in full) of Class A Common Stock directly to the public in concurrent United States and international offerings pursuant to separate prospectuses of the Company (the 'Offerings'). The respective closings of the offerings of the Automatic Common Exchange Securities and the Class A Common Stock are not dependent upon one another. The Company will not receive any proceeds from the sales of the Automatic Common Exchange Securities or shares of the Class A Common Stock. The Company's Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes. See 'Description of Capital Stock'. After consummation of the Offerings, members of the Lauder family will own shares of Class A Common Stock and Class B Common Stock having 94.6% of the outstanding voting power of the Company's Common Stock.




     The last reported sale price of the Class A Common Stock, which is listed under the Symbol 'EL', on the New York Stock Exchange on May 19, 1998, was
$63 1/4 per share. See 'Price Range of Common Stock and Dividends'.


                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                                                               J.P. Morgan & Co.

                             ----------------------


                 The date of this Prospectus is June   , 1998.

                    [ALTERNATE PAGES FOR TRUST PROSPECTUS]

                              PLAN OF DISTRIBUTION


     The Automatic Common Exchange Securities will be distributed as described in the Trust Prospectus under the caption 'Underwriting.' Certain of the Underwriters and their affiliates have provided, are currently providing, and expect to provide in the future, commercial and investment banking services to the Company and its subsidiaries and certain Lauder Family Members for which such Underwriters or their affiliates have received and will receive fees and commissions. Morgan Guaranty, an affiliate of J.P. Morgan Securities Inc. and J.P. Morgan Securities Ltd., is a lender to the Company and certain Lauder Family Members. More than ten percent of the net proceeds of the offering of the Automatic Common Exchange Securities pursuant to the Trust Prospectus may be used to repay borrowings to Morgan Guaranty. Accordingly, that offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).


                                TRUST PROSPECTUS

     The Automatic Common Exchange Securities are being offered pursuant to the Trust Prospectus. This Prospectus relates only to the Class A Common Stock that may be delivered upon exchange of the Automatic Common Exchange Securities. The Company takes no responsibility for any information included in or omitted from the Trust Prospectus. The Trust Prospectus does not constitute a part of this

Prospectus nor is it incorporated by reference herein.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock being offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York (members of which own approximately 30,000 shares of Class A Common Stock) and certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus that are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     Alt-23

                    [ALTERNATE COVER FOR TRUST PROSPECTUS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS


                                                       Page
                                                      ------
Available Information................................      3
Incorporation of Certain Documents by Reference......      3
The Company..........................................      4
Use of Proceeds......................................      5
Price Range of Common Stock and
  Dividends..........................................      6
Selected Consolidated Financial Information..........      7
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations.........................................      8
Selling Stockholders.................................     16
TRACES Stockholders..................................     17
Description of Capital Stock.........................     19
Plan of Distribution................................. Alt-23
Trust Prospectus..................................... Alt-23
Legal Matters........................................ Alt-23
Experts.............................................. Alt-23


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,576,548 Shares


                                The Estee Lauder
                                 Companies Inc.

                              Class A Common Stock
                           (par value $.01 per share)

                             ----------------------
                                   [ LOGO ]
                             ----------------------

                              Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                                J.P. Morgan & Co.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Description securities described in this Registration Statement, other than the underwriting discount and additional expenses expected to be incurred by the Estee Lauder Automatic Common Exchange Security Trust as reported in Item 26 of the Trust's registration statement on Form N-2 (Registration Nos. 333-50597 and 811-08761). All amounts, except the SEC registration fees and the National Association of Securities Dealers, Inc. ('NASD') filing fee, are estimated.



SEC registration fee...........................................................   $  189,491

NASD filing fee................................................................       30,500

Printing, engraving and postage fees...........................................      225,000

Legal fees and expenses........................................................      515,000

Accounting fees and expenses...................................................       50,000

Miscellaneous..................................................................       19,009
                                                                                  ----------

     Total.....................................................................   $1,029,000
                                                                                  ----------
                                                                                  ----------



     The Selling Stockholders have agreed to bear all of the expenses.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the 'GCL') permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

     The Company's By-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

     Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Company has adopted a provision in its Certificate of Incorporation that provides for such limitation to the full extent permitted under Delaware law.

     The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capacities and against which they may not be indemnified by the Company.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

     (a) Exhibits:

     Exhibits identified in parentheses below are on file with the SEC and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.


EXHIBIT
NUMBER                                           DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement.*
  3.1    Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 3 to the Company's
         Registration Statement on Form S-1 (No. 33-97180) on November 13, 1995 (the 'S-1')).
  3.2    Form of Amended and Restated By-Laws (filed as Exhibit 3.2 to the S-1).
  5.1    Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Class A Common Stock.**
 23.1    Consent of Arthur Andersen LLP.**
 23.2    Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1).**
 24.1    Power of Attorney.***


------------------

 * To be filed by amendment


 ** Filed with this amendment


*** Previously filed


ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK, ON THIS 20TH DAY OF MAY, 1998.


                                          THE ESTEE LAUDER COMPANIES INC.

                                          By: /s/ ROBERT J. BIGLER
                                             ----------------------------
                                             Name:  Robert J. Bigler
                                             Title:  Senior Vice President
                                                     and Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                    TITLE                            DATE
------------------------------------------  ----------------------------------------   -------------------

                    *                       Chief Executive Officer and Director              May 20, 1998
------------------------------------------  (principal executive officer)
            Leonard A. Lauder

                    *                       Director                                          May 20, 1998
------------------------------------------
             Ronald S. Lauder

                    *                       Director                                          May 20, 1998
------------------------------------------
            William P. Lauder

                    *                       Director                                          May 20, 1998
------------------------------------------
            Fred H. Langhammer

                    *                       Director                                          May 20, 1998
------------------------------------------
              Marshall Rose

                    *                       Director                                          May 20, 1998
------------------------------------------

              P. Roy Vagelos

                    *                       Director                                          May 20, 1998
------------------------------------------
              Faye Wattleton

           /s/ ROBERT J. BIGLER             Senior Vice President and Chief                   May 20, 1998
------------------------------------------  Financial Officer (principal financial
             Robert J. Bigler               and accounting officer)

     *By:       /s/ ROBERT J. BIGLER
------------------------------------------
              Robert J. Bigler
              Attorney-in-Fact

                                    EXHIBITS

     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein.


EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
------    --------------------------------------------------------------------------------------------------------
   1.1    --    Form of Underwriting Agreement.*
   3.1    --    Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 3 to the Company's
                Registration Statement on Form S-1 (No. 33-97180) on November 13, 1995 (the 'S-1')).
   3.2    --    Form of Amended and Restated By-Laws (filed as Exhibit 3.2 to the S-1).
   5.1    --    Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Class A Common Stock.**
  23.1    --    Consent of Arthur Andersen LLP.**
  23.2    --    Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1).**
  24.1    --    Power of Attorney.***


------------------

 * To be filed by amendment


 ** Filed with this amendment


*** Previously filed